SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 1, 2006

MAGUIRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-31717 (Commission File Number)	04-3692625 (I.R.S. Employer Identification Number)

1733 Ocean Avenue Santa Monica, CA (Address of principal executive offices)	90401 (Zip Code)

310-857-1100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2006, Maguire Properties, Inc. (the “Company”) and Maguire Properties, L.P. (the “Partnership”) entered into a definitive agreement (the “Agreement”) with Robert F. Maguire, our Chairman and Chief Executive Officer, pursuant to which Mr. Maguire was granted a performance award (the “Performance Award”) under the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. (the “Incentive Plan”). The terms of the Performance Award were previously approved by the Compensation Committee of the Board of Directors of the Company on July 14, 2006, as disclosed in the Company’s 8-K filed on July 20, 2006.

The Performance Award represents an incentive bonus that will become vested and earned based upon Mr. Maguire’s continued employment as the Chief Executive Officer of the Company and the achievement of specified performance goals tied to the Company’s total shareholder return.

More specifically, the Performance Award will vest as follows:

•
If Mr. Maguire remains continuously employed as Chief Executive Officer of the Company until July 13, 2010 and the Company achieves a compound annual total shareholder return equivalent to at least 15% during the period commencing on July 14, 2006 and ending on July 13, 2010, then the Performance Award will vest as of July 13, 2010 in an amount equal to 10% of the Company’s excess shareholder value created during that period; or

•
If (i) a change of control, as determined under the Agreement, occurs prior to July 13, 2010 and Mr. Maguire has remained continuously employed as Chief Executive Officer of the Company until the date of such change in control and (ii) the Company achieves a compound annual total shareholder return equivalent to at least 15% during the period commencing on July 14, 2006 and ending on the date of such change in control, then the Performance Award will vest as of the date of such change in control in an amount equal to 10% of the Company’s excess shareholder value created during that period.

Under the Agreement, “excess shareholder value,” calculated with respect to the total number of shares of the Company’s common stock and limited partnership units of the Partnership outstanding at the end of the performance period, is equal to the value of the excess of the Company’s compound annual total shareholder return (as applied to such stock and units) during the performance period over a compound annual total shareholder return of 15%. Under the Agreement, “total shareholder return” is the compound annual return percentage yielded by the excess of the twenty day trailing average of the closing prices at the end of the performance period of a share of the Company’s common stock outstanding as of July 14, 2006 (or, in the event of a change in control, the price of a share of the Company’s common stock paid in connection with such change in control), increased by an amount that would be realized if all cash dividends paid during the performance period were fully reinvested in the Company’s common stock on the applicable dividend payment date, over a base price equal to $35.06, which represents the closing price of the Company’s common stock on July 14, 2006.

All determinations relating to the vesting and calculation of the Performance Award as described above will be made by the plan administrator, currently the Compensation Committee of the Board of Directors of the Company. In addition, the plan administrator may, in its discretion, adjust or modify the methodology for calculating the performance awards to account for events affecting the value of the Company’s common stock which the plan administrator does not consider indicative of Company performance, such as the issuance of new common stock, stock repurchases, stock splits, issuances and/or exercises of stock grants or stock options, and similar events.

The vested Performance Award will be paid in shares of our common stock (subject to the limits in the Incentive Plan) or, in the discretion of the plan administrator, in cash, at the end of the performance period. In no event will the number of shares of common stock paid pursuant to the Performance Award exceed 1,400,000 shares, and the dollar value of the Performance Award will not exceed the product of (i) 1,400,000 shares of our common stock (subject to adjustment as provided by the Incentive Plan) and (ii) the fair market value of our common stock on the date the Performance Award becomes vested.

In the event of a termination of Mr. Maguire’s employment as Chief Executive Officer of the Company for any reason, Mr. Maguire will forfeit his right to any unvested portion of the Performance Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/	Dallas E. Lucas
Dallas E. Lucas
Executive Vice President and Chief Financial Officer

Dated: August 7, 2006